UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Reporting Event)
April 4, 2017 (April 3, 2017)

MEDIGREEN HOLDINGS CORPORATION
(formerly, Rapid Fire Marketing, Inc.)
(Exact name of registrant as specified in its charter)

NEVADA
(State or other jurisdiction of incorporation)

000-18656
(Commission File No.)

311 West Third Street
Suite 1234
Carson City, Nevada   89703
(Address of principal executive offices and Zip Code)

(775) 461-5127
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFFICERS; COMPENSATION ARRANGEMENTS.

On April 3, 2017, our board of directors filled a vacancy on our board of directors by appointing Hugh Kelso to fill the vacancy and thereafter appointed Hugh Kelso as our president, principal executive officer, secretary, treasurer, principal financial officers and principal accounting officer replacing Ziyad Osachi.  Ziyad Osachi then resigned as an officer and director.

Mr. Kelso is a graduate of Thomas Jefferson School of Law.  Over 23 years of legal experience including corporate governance, securities and transactional law.  Have provided legal advice to both for profit and non-profit corporations and entities including formation and governance.  Provide advice and resources to the board of directors and officers on topics such as governance issues, impact of amendments to the state laws, and other legal issues; assist in assuring compliance with company and board's fiduciary duties.  Scope of duties includes maintaining accurate documentation, meeting any legal requirements, and ensure all corporate documents are safely stored and readily accessible.  Currently serving on the Board of Directors for JetMethods, Inc., privately held corporation in Carlsbad, California, it provides air charter services to corporations and individuals, and AP2020.org, Inc., a Nevada non-profit with headquarters in San Diego, California, its mission being to provide services to at risk and homeless youth; He is counsel for Therapeutic Solutions International, Inc., (TSOI), a Delaware corporation with headquarters in Oceanside, California, trading on the OTC, who manufactures and distributes probiotic therapy solutions as well as a proprietary orthodontic device that aids sleep apnea; and is counsel for Com-Guard.Com, Inc., (CGUD), a Delaware corporation with its headquarters in San Diego, California, trading OTC Pink, which provides computer security solutions and applications.

There is no family relationship between any director, executive officer, or person nominated or chosen by the Company to become a director or executive officer.

There are no material plans, contracts or arrangements to which Mr. Kelso is a party.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated this 4th day of April 2017.

MEDIGREEN HOLDINGS CORPORATION

BY:	HUGH KELSO
Hugh Kelso
President, Principal Executive Officer, Secretary, Treasurer, Principal Financial Officer, Principal Accounting Officer and sole Director